Exhibit 10.2

Execution Version

AMENDED AND RESTATED AGREEMENT FOR TERMINATION BENEFITS IN THE EVENT OF A CHANGE IN CORPORATE CONTROL

This Amended and Restated Agreement, is made this 12th day of August, 2008, by and between                                          (the “Executive”) and Longs Drug Stores California, Inc., a California corporation (the “Corporation”), and amends and restates the Agreement for Termination Benefits in the Event of a Change in Corporate Control, dated as of the [26th day of June, 2003]1 [11th day of May, 2006]2, between the Executive and the Corporation, as amended the 13th day of November, 2007.

W I T N E S S E T H:

Whereas, the Executive is a key employee of the Corporation;

Whereas, the Corporation considers it essential to the best interests of its shareholders to take steps to retain key personnel such as the Executive and recognizes particularly that uncertainty might arise among personnel in the context of any possible or actual Change in Corporate Control, as hereinafter defined, which could result in the departure or distraction of key personnel to the detriment of the Corporation and its shareholders; and

Whereas, the Corporation has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key personnel of the Corporation including the Executive to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible or actual Change in Corporate Control.

Now, therefore, in consideration of the covenants, terms, and conditions contained herein, the Corporation and the Executive agree:

I. Definitions.

A. “Administrative Committee,” as used in this Agreement, shall mean the Board of Directors of Longs Drug Stores Corporation (“Parent Corporation”) or a committee appointed by such Board of Directors to administer this Agreement.

B. “Change in Corporate Control,” means the occurrence of any of the following:

1. The consummation of a merger or consolidation of the Parent Corporation or the Corporation with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who are not part of the same controlled group of the Parent Corporation immediately prior to such merger, consolidation or other reorganization, and who directly or indirectly in the aggregate owned less than 25% of the Parent Corporation’s or the Corporation’s, as the case may

[1]	For all but Chelemedos.
[2]	For Chelemedos.

be, combined voting power represented by the Parent Corporation’s or the Corporation’s, as the case may be, outstanding securities immediately prior to such merger, consolidation or other reorganization;

2. The sale, transfer or other disposition of all or substantially all of the Parent Corporation’s or the Corporation’s assets;

3. A change in the composition of the Board of Directors of the Parent Corporation (the “Parent Board”) over a period of 24 consecutive months or less such that a majority of the members of the Parent Board (rounded up to the next whole number) cease, by reason of one or more proxy contests for the election of directors, to be comprised of individuals who either (i) have been directors continuously since the beginning of such period or (ii) have been elected, or nominated for election, as directors during such period by at least a majority of the directors described in clause (i) who were still in office at the time such election or nomination was approved by the Parent Board;

4. The stockholders of the Parent Corporation approve the dissolution or liquidation of the Parent Corporation or the commencement by or against the Parent Corporation of a case under the federal bankruptcy laws or any other proceeding under any other laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief or there is an involuntary dissolution of the Parent Corporation; or

5. Any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (“Exchange Act”)), directly or indirectly, of securities of the Parent Corporation or the Corporation representing at least 50% of the total voting power represented by the Parent Corporation’s or the Corporation’s, as the case may be, then outstanding voting securities. For purposes of this Paragraph (v), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(a) A trustee or other fiduciary holding securities under an employee benefit plan of the Parent Corporation or any “subsidiary corporation” as defined in Code Section 424(f) or any entity of which the Parent Corporation and/or one or more such subsidiaries own not less than 50%;

(b) A corporation owned directly or indirectly by the stockholders of the Parent Corporation in substantially the same proportions as their ownership of the common stock of the Parent Corporation;

(c) The Parent Corporation; and

(d) The Corporation.

A transaction shall not constitute a Change in Corporate Control if its sole purpose is to change the state of the Parent Corporation’s or the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Parent Corporation’s or the Corporation’s securities immediately before such transaction.

C. “Code,” as defined herein, shall mean the Internal Revenue Code of 1986, as amended to date.

D. “Severance of Employment,” shall mean the termination of the Executive’s employment with the Parent Corporation and the Corporation (i) by discharge by the Parent Corporation or the Corporation on or within two (2) years after the date of a Change in Corporate Control; (ii) by resignation of the Executive on or after, but less than one hundred eighty (180) days after, the date of a Change in Corporate Control due to the occurrence of (a) a material diminution in the Executive’s base compensation, (b) a material diminution in the Executive’s authority, duties, or responsibilities or (c) a relocation of the location at which the Executive must perform services by more than fifty (50) miles, in each case, without the Executive’s written consent; or (iii) by resignation of the Executive at any time within the period commencing one hundred eighty (180) days after the date of a Change in Corporate Control and ending two (2) years after the date of such Change in Corporate Control. Notwithstanding the foregoing, in no event shall a Severance of Employment be deemed to occur for purposes of this Agreement until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such “separation from service” takes place shall be the date of the Severance of Employment. Despite the foregoing, neither of the following will constitute a Severance of Employment:

1. The termination of the Executive’s employment by reason of death.

2. The discharge of the Executive by the Corporation for gross and willful misconduct relating to the performance by the Executive of the Executive’s duties at the Corporation, provided that such misconduct is discovered after the date of the Change in Corporate Control. No act, or failure to act, by the Executive shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Corporation’s best interest. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Parent Board, or if the Parent Corporation is not the ultimate parent corporation of the companies controlled by, controlling or under common control with the Corporation (the “Affiliated Companies”) and is not publicly-traded, the board of directors of the ultimate parent of the Affiliated Companies (the “Applicable Board”) or (B) the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation. The cessation of employment of the Executive shall not be deemed to be for gross and willful misconduct relating to the performance by the Executive of the Executive’s duties at the Corporation unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Executive is guilty of the conduct described in this Section I.D.2, and specifying the particulars thereof in detail.

II. Obligations of the Corporation.

A. Within fifteen (15) days after a Severance of Employment or at such earlier time as may be required by law, the Corporation shall pay to the Executive in a lump sum amount:

1. The full amount of any earned but unpaid base salary through the date of the Severance of Employment, plus a cash payment for all unused vacation time which the Executive has accrued as of the Severance of Employment.

2. If and only if the Corporation has made a final and good faith determination prior to the Severance of Employment as to the amount, if any, of Executive’s earned but unpaid bonus for the performance period (or periods) prior to the performance period during which the Severance of Employment occurs (the “Severance Period”), an amount equal to any such amount (or amounts); provided, that notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the amount described in this Section II.A.2 then such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in this Section II.A.2.

3. If and only if the Corporation has not made a final and good faith determination prior to the Severance of Employment as to the amount, if any, of Executive’s earned but unpaid bonus for the performance period (or periods) prior to the Severance Period, an amount equal to the bonus (or bonuses) that the Executive would have received in the absence of a Severance of Employment in respect of such period (or periods), as determined by the Corporation in good faith; provided, that notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the amount described in this Section II.A.3 then such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in this Section II.A.3.

B. Within thirty (30) days after a Severance of Employment, the Corporation shall pay to the Executive a lump sum amount (the “Cash Severance Payment”) equal to the product of (i) three (3) and (ii) the sum of (a) the Executive’s annual base salary (which shall, for the avoidance of doubt, include any amounts payable to the Executive as an automobile allowance) as of the date of such Severance of Employment (or, if greater, on the date immediately prior to the date on which the Change in Corporate Control occurs) and (b) the greatest of (1) the average annual bonus award paid to the Executive during the last three full fiscal years prior to the Severance of Employment (or shorter period of actual service) (including, for purposes of this Section II.3.B, any portion of such bonus awards earned but deferred), (2) the Executive’s target annual bonus award as in effect on the date of Severance of Employment (or, if no such target annual bonus award was in effect, as in effect for the fiscal year immediately prior to the fiscal year in which the Severance of Employment occurs) and (3) the Executive’s target annual bonus award as in effect for the fiscal year of the Change in Corporate Control (or if no such target annual bonus award was in effect, as in effect for the fiscal year immediately prior to the fiscal year in which the Change in Corporate Control occurred) (the “Highest Annual Bonus”). Solely for purposes of determining such Highest Annual Bonus, the Executive’s bonus shall be annualized for short or incomplete years (if the Executive shall have received or been entitled to receive a pro-rated award). Notwithstanding the foregoing, in the event that the Change in Corporate Control to which the Cash Severance Payment relates is not a “change in control event” within the meaning of Section 409A of the Code, the Cash Severance Payment shall be paid to the Executive in equal installments on the same schedule as the Executive’s base salary was paid to the Executive as in effect immediately prior to the Severance of Employment for a period of thirty-six (36) months.

C. Within forty-five (45) days after a Severance of Employment, the Corporation shall pay to the Executive an amount equal to a pro-rated bonus award at the Highest Annual Bonus, based on the percentage of the performance period that has elapsed as of the date of the Severance of Employment (the “Pro-Rata Bonus”). Notwithstanding the foregoing, in the event that the Change in Corporate Control to which the Cash Severance Payment relates is not a “change in control event” within the meaning of Section 409A of the Code, the Pro-Rata Bonus shall be paid to the Executive in equal installments on the same schedule as the Executive’s base salary was paid to the Executive as in effect immediately prior to the Severance of Employment for a period of thirty-six (36) months.

D. Subject to Section XIII, the coverage described in this Section II.D shall be provided for a “Continuation Period” beginning on the Severance of Employment and ending on the earlier of (1) the 36-month anniversary of the date of employment termination or (2) the date of the Executive’s death. During the Continuation Period, the Executive (and, where applicable, the Executive’s dependents) shall be entitled to continue participation in the Corporation’s health care plan(s) (which shall include, without limitation, the Longs Key Executive Medical Plan) in which the Executive participated immediately prior to the Severance of Employment (or if more favorable immediately prior to the Change in Corporate Control) as if the Executive were still an executive of the Corporation. In order for the Executive to have continued coverage during the Continuation Period, the Executive shall pay the monthly premium cost for such health care coverage based on the following rates: (i) for the first 18 months of coverage during the Continuation Period (the “COBRA Period”), the monthly premium rate under the Corporation’s plans determined for purposes of COBRA health care continuation coverage under Section 4980B of the Code (the “COBRA Rate”) and (ii) to the extent the COBRA Rate does not adequately reflect the cost of coverage for the portion of the Continuation Period after the COBRA Period, the Corporation’s deemed monthly premium cost of such medical coverage for the Executive (and the Executive’s dependents, if applicable) determined on a reasonable basis and in good faith by an actuary for the Company. The coverage during the Continuation Period shall be provided in a manner such that if the Executive otherwise satisfies the eligibility requirements of any retiree medical program sponsored by or in which the Corporation participates as of the Severance of Employment (or if more favorable, at any time thereafter), the Executive shall not be precluded from commencing participation in such program following the Continuation Period. The COBRA Period shall run concurrently with the

Continuation Period. The Corporation shall make a lump sum payment to the Executive within thirty (30) days after the Severance of Employment in an amount equal to the cost of the premiums for the duration of the Continuation Period as determined above, plus an income tax gross-up thereon so that the Executive retains an amount equal to the cost of such premiums. To the extent permissible under the applicable plan, for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree welfare benefits pursuant to the retiree welfare benefit plans, the Executive shall be considered to have remained employed until the end of the Continuation Period and to have retired on the last day of such period.

E. The Corporation shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion, provided that the cost of such outplacement shall not exceed $25,000; and provided, further, that such outplacement benefits shall end not later than the last day of the first calendar year that begins after the date of Severance of Employment.

F. In the event of the Executive’s death after Severance of Employment and prior to payment to the Executive of amounts due under this Agreement, such payment shall be made to the Executive’s surviving spouse, issue by right of representation, or estate, in that order.

G. The Corporation shall deduct from any payments to the Executive under this Agreement amounts that the Corporation is required to withhold and pay either to government agencies on behalf of the Executive or under court order to any person.

H. 1. Notwithstanding anything to the contrary in any other agreement, plan or arrangement to which the Executive may be a party or in which the Executive may participate (including, without limitation any cutback provision in any equity award agreement to which the Executive is a party), the Executive shall be entitled to full Excise Tax Restoration Payments such that in the event that it is determined that any payment of any type to or for the benefit of the Executive made by the Parent Corporation, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the assets of the Parent Corporation (within the meaning of Section 280G of the Code) or by any affiliate of such person (a “Payment”), whether paid or payable pursuant to the terms of this Agreement or otherwise, including the accelerated vesting of stock options or other equity-based awards (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (an “Excise Tax Restoration Payment”) in an amount that shall fund the payment by the Executive of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration or any Excise Tax. The Corporation’s obligation to make Excise Tax Restoration Payments under this Section II.H shall not be conditioned upon the Executive’s termination of employment.

2. Subject to the provisions of this Section II.H.2, all determinations required to be made under this Section II.H, including whether and when a Excise Tax Restoration Payment is required, the amount of such Excise Tax Restoration Payments and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP, or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Corporation and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Corporation. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Excise Tax Restoration Payments that will not have been made by the Corporation should have been made (the “Under-payment”), consistent with the calculations required to be made hereunder. In the event the Corporation exhausts its remedies pursuant to Section II.H.3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive.

3. The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Excise Tax Restoration Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that the Corporation desires to contest such claim, the Executive shall:

(a) give the Corporation any information reasonably requested by the Corporation relating to such claim,

(b) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

(c) cooperate with the Corporation in good faith in order effectively to contest such claim; and

(d) permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section II.H.3, the Corporation shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that, if the Corporation pays such claim and directs the Executive to sue for a refund, the Corporation shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation’s control of the contest shall be limited to issues with respect to which the Excise Tax Restoration Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

4. If, after the receipt by the Executive of a Excise Tax Restoration Payment or payment by the Corporation of an amount on the Executive’s behalf pursuant to Section II.H.3, the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Excise Tax Restoration Payment relates or with respect to such claim, the Executive shall (subject to the Corporation’s complying with the requirements of Section II.H.3, if applicable) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Corporation of an amount on the Executive’s behalf pursuant to Section II.H.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Excise Tax Restoration Payment required to be paid.

5. Any Excise Tax Restoration Payment, as determined pursuant to this Section II.H shall be paid by the Corporation to the Executive within five days of the receipt of the Accounting Firm’s determination; provided that, the Excise Tax Restoration Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section II.H.3 that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section II.H, the Corporation may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Excise Tax Restoration Payment, and the Executive hereby consents to such withholding.

I. Section 409A. The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Within the time period permitted by the applicable Treasury Regulations, the Corporation may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code. Notwithstanding any provision to the contrary in the Agreement, if the Executive is deemed at the time of separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of the Executive’s “separation from service” (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) with the Corporation and the Parent Corporation or (b) the date of the Executive’s death (the “Delayed Payment Date”). Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period (including, without limitation, upon the Delayed Payment Date, where applicable), all payments deferred pursuant to this Section II.I shall be paid in a lump sum, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the Severance of Employment to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

III. Termination.

This Agreement shall terminate and be of no further force or effect upon the discharge or resignation of the Executive for any reason at any time prior to the date of a Change in Corporate Control.

IV. Term of Agreement.

A. This Agreement shall expire at the end of three (3) years from the date hereof; provided, however, that at each annual anniversary date of this Agreement, the expiration date of the Agreement shall automatically be extended for one (1) additional year unless, in the thirty (30) day period immediately preceding any anniversary date hereof, either the Corporation or the Executive, by written notice to the other, rejects the automatic extension of such expiration date.

B. Notwithstanding the expiration provisions set out in Article IV.A, this Agreement shall not expire for a period of two (2) years after the date of any Change in Corporate Control which occurs before this Agreement terminates or expires, and if a Severance of Employment occurs before this Agreement terminates or expires, this Agreement will not expire until the Corporation has complied in all respects with Article II.

V. Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the successors and assigns of the Corporation.

VI. Non-Assignment by the Executive.

The Executive shall not assign, hypothecate, or transfer any of the rights herein to any person. Any attempt to assign, hypothecate or transfer the rights hereunder shall immediately terminate all of the Executive’s rights under this Agreement.

VII. Attorneys’ Fees.

The Corporation agrees to pay as incurred (within 10 days following the Corporation’s receipt of an invoice from the Executive), to the full extent permitted by law, all litigation expenses and costs, including any arbitrator, administrative or filing fees and reasonable attorneys’ fees, that the Executive may reasonably incur as a result of any contest, dispute or controversy (regardless of the outcome thereof), by the Parent, the Corporation, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, Interest, determined as of the date such legal fees and expenses were incurred, in addition to any other available remedies specified in this Agreement. In order to comply with Section 409A of the Code, (i) in no event shall the payments by the Corporation under this Section VII be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred, (ii) the amount of such legal fees and expenses that the Corporation is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Corporation is obligated to pay in any other calendar year, (iii) the Executive’s right to have the Corporation pay such legal fees and expenses may not be liquidated or exchanged for any other benefit and (iv) the fees and expenses described herein shall be reimbursed for the Executive’s lifetime or, if later, until the 20th anniversary of the Change in Control.

VIII. Partial Invalidity.

Invalidity of any part or provision of this Agreement shall not affect the enforceability of any other part or provision of this Agreement.

IX. No Right to Continued Employment.

Nothing herein shall confer, nor shall it be construed to confer, on the Executive any right to, guarantee of, or contract for a continued employment by the Corporation, or in any way limit the right of the Corporation to terminate the employment of the Executive.

X. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California, as applied to contracts executed and performed entirely in California.

XI. Notices.

Any notices given hereunder must be in writing and may be delivered in person or by certified or registered mail, return receipt requested, postage prepaid. Notices to Corporation should be delivered to Longs Drug Stores California, Inc., 141 North Civic Drive, Walnut Creek, CA 94596, Attn: Corporate Secretary, or to such other address as Corporation from time to time furnishes to the Executive in a notice. Notices to Executive should be delivered to the address shown beneath Executive’s signature below, or to such other address as the Executive from time to time furnishes to the Corporation in a notice.

XII. Entire Agreement.

This Agreement sets forth the entire agreement between the parties hereto. Upon a Change in Corporate Control, this Agreement fully supersedes any and all prior agreements or understandings pertaining to similar benefits.

XIII. No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Agreement, nor shall any such payment or benefit be reduced by any earnings or benefits that the Executive may receive from any other source; provided that if the Executive becomes employed by another employer following termination of the Executive’s employment hereunder and such employer provides the Executive and the Executive’s dependants with comparable health plan coverage, the Executive shall no longer be entitled to participate in the Corporation’s health care plans described in Section II.D.

XIV. Amendments.

This Agreement may not be modified except by a writing signed by both parties. No such writing will be binding on the Corporation unless it is signed (a) by the signatories of this Agreement, (b) by (i) the Chairman, President, or any Vice-President of the Corporation and (ii) the Secretary or any Assistant Secretary of the Corporation, or (c) by another person or persons whose authority is affirmed by (i) the Chairman, President, or any Vice-President of the Corporation and (ii) the Secretary or any Assistant Secretary of the Corporation.

In Witness Whereof, this Agreement has been executed by the parties hereto on the day and year first above written.

Executive	Longs Drug Stores California, Inc.

By:
(signature)		Warren Bryant,
President and Chief Executive Officer

By:
Street Address		William J. Rainey,
Senior Vice President,
General Counsel & Secretary

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